EXHIBIT 99.1

News Release

Contacts:	Lonny Robinson	Angie Yang
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
	lonnyr@centerbank.com	310.279.5967
ayang@pondel.com

Center Financial Settles First Intercontinental Dispute

LOS ANGELES—(BUSINESS WIRE)—Dec. 17, 2008—Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced it has settled all disputes with First Intercontinental Bank (OTCBB:FIEB), a Georgia State-chartered commercial bank, without admitting any wrongdoing as part of this settlement, for a total consideration paid of $100,000.

On April 4, 2008, First Intercontinental Bank commenced a civil action against Center Financial alleging breach of the parties’ September 18, 2007 Agreement and Plan of Reorganization, pursuant to which Center Financial was to acquire all of the outstanding shares of First Intercontinental Bank. Center Financial denied liability and also asserted claims for breach against First Intercontinental. The parties’ settlement resolves all claims in the litigation.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.04 billion at September 30, 2008. Headquartered in Los Angeles, Center Bank operates 25 branch and loan production offices. Of the company’s 19 full-service branches, 16 are located throughout Southern California, along with one branch in Chicago and two in Seattle. Center Bank’s six loan production offices are strategically located in Seattle, Denver, Washington D.C., Atlanta, Dallas and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the company’s completion of closing conditions and standard documentation and receipt of additional capital under the TARP program. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.